Exhibit 10.1

February 14, 2013

«First_Name» «Last_Name»

«Address_Line_1»

«City», «State» «ZIP_Code»

Re:          Grant of Phantom Units

Dear «First_Name»:

I am pleased to inform you that you have been granted «A_Units» Phantom Units as of the above date pursuant to the Company’s 2010 Long-Term Incentive Plan (the “Plan”).  In addition, in tandem with each Phantom Unit, you have been granted a distribution equivalent right (or “DER”).  A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of PNG to the holder of such Common Unit.  The terms and conditions of this grant are as set forth below:

1.              Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA Natural Gas Storage, L.P. for each Phantom Unit, subject to the last sentence of paragraph 6 below) as follows (each portion of the Phantom Units covered by clauses (i)-(iii) being herein referred to as a “Tranche”): (i) one-third will vest upon the date on which the Partnership pays a quarterly distribution of at least $0.3625, (ii) one-third will vest upon the date on which the Partnership pays a quarterly distribution of at least $0.3750, and (iii) one-third will vest upon the date on which the Partnership pays a distribution of at least $0.3875; provided, however, that if the quarterly distribution threshold for each of the Tranches identified in clauses (i)-(iii) preceding is not satisfied by the August Distribution Date in 2016, 2017 and 2018, respectively, one-half of the applicable Tranche shall vest on such applicable August Distribution Date and the remaining portion of such Tranche shall be forfeited if vesting of such Tranche has not occurred by the August Distribution Date in 2019.

2.              Subject to the further provisions of this Agreement, your DERs shall vest (i.e., begin receiving cash payments equal to the amount paid in cash distributions on one Common Unit) as follows: (i) one-third shall vest upon and effective with the August 2014 Distribution Date, (ii) one-third shall vest upon and effective with the August 2015 Distribution Date, and (iii) one-third shall vest upon and effective with the August 2016 Distribution Date; provided, however, that any such vesting shall be conditioned upon, and shall only remain effective for so long as, PNG’s quarterly distribution is equal to at least $1.43 per unit (annualized).  Your DERs will not accrue payments prior to vesting or for any quarterly period with respect to which PNG’s quarterly distribution is less than $1.43 per unit (annualized).

3.              Upon vesting of any Phantom Units, an equivalent number of DERs will expire.  Any DERs that would vest as of the Distribution Date on which the Phantom Units vest, will be payable on such Distribution Date prior to their expiration.

4.              The number of phantom units subject to this award and any distribution level required for vesting under paragraphs 1 or 2 above shall be proportionately reduced or increased for any split or reverse split, respectively, of the Units, or any event or transaction having similar effect.

5.              In the event of the termination of your employment with the Company and its Affiliates (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 6 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination.

6.              In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), your then outstanding Phantom Units and tandem DERs shall not be forfeited on such date, and (i) such DERs will vest in accordance with paragraph 2 above and expire in accordance with paragraph 3 above, and (ii) such Phantom Units shall vest or expire in accordance with paragraph 1 above.  As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 6, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

7.              In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date, and such tandem DERs shall be payable and shall expire in accordance with paragraph 3 above.

8.              Upon payment pursuant to a DER, you agree that the Company may withhold any taxes due from your compensation as required by law.  Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

9.              If a Privatization Transaction occurs, you acknowledge and agree that Plains All American GP LLC (together with its successor, “PAA GP”) has the right, exercisable in its sole discretion, to replace any outstanding Phantom Units and tandem DERs held by you (whether issued pursuant to this letter or any other grant letters subject to the Plan) with reasonably equivalent contingent equity awards of PAA, as determined by PAA GP in its sole discretion. For purposes of this paragraph 9, a “Privatization Transaction” shall be deemed to have occurred upon the occurrence of, one or more of the following events: (i) any transaction or series of transactions pursuant to which PAA and/or one or more of its Affiliates ( potentially with non-controlling participation by third parties) becomes the owner of all or substantially all of the issued and outstanding limited partner interests of PNG, provided that PAA and/or such Affiliates retain direct or indirect control of the Company (or successor general partner of the Partnership, if applicable); or (ii)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership and its subsidiaries to PAA and/or one or more of its Affiliates; provided, however, that a Change of Control transaction shall not constitute a Privatization Transaction.

As used herein, (i) “Company” refers to PNGS GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); (iii) “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership; and (iv) “Partnership” or “PNG” refers to PAA Natural Gas Storage, L.P..

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of this agreement by the Company.  A termination by you shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:  (i) any transaction or other occurrence as a result of which neither Plains All American Pipeline, L.P. or one of its Affiliates retains direct or indirect control of the Company (or successor general partner of the Partnership, if applicable), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership (or any of its subsidiaries), the Company, or Plains All American Pipeline, L.P., including any Affiliate or employee benefit plan thereof; (iii) a consolidation, reorganization, merger or any other similar transaction involving (a) a Person other than the Partnership (or any of its subsidiaries), the Company, or Plains All American Pipeline, L.P. (or its Affiliates) and (b) the Partnership, the Company or both, or (iv) any Person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming after the date hereof the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in the Company.  Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred in connection with a restructuring or reorganization related to a securitization and sale to the public of direct or indirect equity interests in the general partner interest of the Partnership if Plains All American Pipeline, L.P. and/or one or more of its Affiliates continues to have the power to elect, directly or indirectly, the majority of the Board of Directors (or equivalent governing body) of the general partner of the Partnership.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO of the Company, or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Second Amended and Restated Agreement of Limited Partnership of PAA Natural Gas Storage, L.P., as amended (the “Partnership Agreement”).

This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A.  If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan.  Copies of the Plan and the Partnership Agreement are available upon request.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death.  Unless you indicate otherwise by checking the appropriate box the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants.  Please execute and return a copy of this grant letter to me and retain a copy for your records.

PAA NATURAL GAS STORAGE, L.P.

By: PNGS GP LLC

By:
Name:	Richard K. McGee
Title:	Vice President

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

☐  Check this box only if designation does not apply to prior grants

«First_Name» «Last_Name»

No. of Units:	«A_Units»

Dated: